EXHIBIT 99.1

CB Financial Services, Inc. Announces Second Quarter 2015 Results

CARMICHAELS, Pa., July 24, 2015 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB") (NASDAQ:CBFV), the holding company of Community Bank (the "Bank"), today announced net income increased $1.5 million to $2.2 million for the three months ended June 30, 2015 compared to $739,000 for the three months ended June 30, 2014. Earnings per share increased $0.24, or 77.5%, to $0.55 for the three months ended June 30, 2015 compared to $0.31 for the three months ended June 30, 2014. Net income increased $2.7 million to $4.5 million for the six months ended June 30, 2015 compared to $1.8 million for the six months ended June 30, 2014. Earnings per share increased $0.34 , or 44.7%, to $1.11 for the six months ended June 30, 2015 compared to $0.77 for the six months ended June 30, 2014. The quarter and year-to-date results were largely impacted by the merger of FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank, with CB effective on October 31, 2014, as well as by merger-related expenses incurred in the prior period.

"The positive momentum for our Company continued in the second quarter," said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. "Not only was there continued overall strong financial performance, but the quarter was highlighted by the Company's addition to the ABA NASDAQ Community Bank Index. In April, Ambassador Financial Group named Community Bank the fourth highest performing bank in a certain peer group in Western Pennsylvania for our 2014 return on equity. Also in April, American Banker magazine recognized the Bank as being among the Top 200 performing community banks in the nation based on our three year average return on equity. Also this spring, Bauer Financial awarded Community Bank its highest Five Star rating." On June 18, 2015, Mr. McCune was awarded the "World Class CEO" award by the Southpointe CEO Association at its annual banquet.

STATEMENT OF INCOME REVIEW

Second Quarter Results

Net Interest Income. Net interest income increased $3.1 million, or 73.8%, to $7.3 million for the three months ended June 30, 2015 compared to $4.2 million for the three months ended June 30, 2014.

Interest and dividend income increased $3.3 million, or 71.7%, to $7.9 million for the three months ended June 30, 2015 compared to $4.6 million for the three months ended June 30, 2014. Interest income on loans increased $3.4 million due to an increase in average loans outstanding of $294.9 million primarily due to the merger. Other interest and dividend income increased $16,000 primarily due to an increase in FHLB stock dividends. Interest income on securities exempt from federal tax decreased $74,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes in the prior period. There was a decrease of $6.8 million in the average balance on securities exempt from federal tax and a decrease of 36 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $228,000, or 51.5%, to $671,000 for the three months ended June 30, 2015 compared to $443,000 for the three months ended June 30, 2014. Interest expense on deposits increased $189,000 due to an increase in average interest-bearing deposits of $188.3 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 2 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $35,000 and $4,000, respectively, primarily due to an increase in average borrowings of $34.7 million.

Provision for Loan Losses. The provision for loan losses was $375,000 for the three months ended June 30, 2015. There was no provision for loan losses in the three months ended June 30, 2014. Net charge-offs for the three months ended June 30, 2015 were $167,000 compared to $32,000 for the three months ended June 30, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current quarter provision was necessary due to quarterly charge-offs, commercial and indirect auto loan growth and an increase in substandard loans.

Noninterest Income. Noninterest income increased $1.0 million to $1.8 million for the three months ended June 30, 2015 compared to $774,000 for the three months ended June 30, 2014 primarily due to a $935,000 increase in insurance commission from the acquisition of Exchange Underwriters, Inc. ("Exchange Underwriters"), an insurance brokerage subsidiary, as part of the merger. Included in insurance commissions are $127,000 of contingency fees, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $117,000 primarily due to check card fees from deposit accounts acquired in the merger. In addition, income from bank owned life insurance increased $59,000 due to the acquisition of policies in the merger. The Company incurred net losses on the sales of loans of $28,000 for the three months ended June 30, 2015 compared to net gains of $112,000 for the three months ended June 30, 2014 primarily due to losses on the sales of $38.2 million of residential loans that were acquired in the merger.

Noninterest Expense. Noninterest expense increased $1.5 million, or 36.8%, to $5.5 million for the three months ended June 30, 2015 compared to $4.0 million for the three months ended June 30, 2014. Salaries and employee benefits increased $1.3 million primarily due employees retained as a result of the merger as well as normal salary increases. Occupancy and equipment increased $155,000 and $144,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Amortization of core deposit intangible increased $133,000 due to amortization of the core deposit intangible from the merger. Advertising increased $130,000 related to a cooperative marketing agreement at Exchange Underwriters and advertising initiatives to promote the merger. PA shares tax increased $78,000 due to an increase in stockholders' equity as a result of the merger. Bankcard processing expense increased $50,000 due to the increase in the number of accounts resulting from the merger. Contracted services increased $56,000 primarily due to increases in data processing expenses and fees associated with becoming a publicly traded company. Other noninterest expense increased $325,000 primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, supplies, postage, director fees, and business travel. Merger expenses decreased $665,000 due to merger-related expenses incurred in the prior period. Other real estate owned income increased $244,000 due to gains recognized on the sale of properties in the current period.

Year-to-Date Results

Net Interest Income. Net interest income increased $6.4 million, or 77.6%, to $14.7 million for the six months ended June 30, 2015 compared to $8.3 million for the six months ended June 30, 2014.

Interest and dividend income increased $6.9 million, or 75.1%, to $16.1 million for the six months ended June 30, 2015 compared to $9.2 million for the six months ended June 30, 2014. Interest income on loans increased $6.9 million due to an increase in average loans outstanding of $299.8 million primarily due to the merger. Other interest and dividend income increased $151,000 primarily due to an increase in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. Interest income on securities exempt from federal tax decreased $133,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes. There was a decrease of $7.7 million in the average balance on securities exempt from federal tax and a decrease of 17 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $477,000, or 52.2%, to $1.4 million for the six months ended June 30, 2015 compared to $913,000 for the six months ended June 30, 2014. Interest expense on deposits increased $358,000 due to an increase in average interest-bearing deposits of $183.3 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 2 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $94,000 and $25,000, respectively, primarily due to an increase in average borrowings of $39.3 million.

Provision for Loan Losses. The provision for loan losses was $675,000 for the six months ended June 30, 2015. There was no provision for loan losses in the six months ended June 30, 2014. Net charge-offs for the six months ended June 30, 2015 were $184,000 compared to net charge-offs of $42,000 for the six months ended June 30, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current provision was necessary due to current period charge-offs, commercial and indirect auto loan growth, and an increase in substandard loans.

Noninterest Income. Noninterest income increased $2.1 million to $3.6 million for the six months ended June 30, 2015 compared to $1.5 million for the six months ended June 30, 2014 primarily due to a $1.9 million increase in insurance commission from the acquisition of Exchange Underwriters as part of the merger. Included in insurance commissions are $338,000 of contingency fees, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $239,000 primarily due to check card fees from deposit accounts acquired in the merger. In addition, income from bank owned life insurance increased $119,000 due to the acquisition of policies in the merger. Net gains on sale of loans decreased $155,000 primarily due to losses on the sales of $38.2 million of residential loans that were acquired in the merger.

Noninterest Expense. Noninterest expense increased $3.8 million, or 50.3%, to $11.3 million for the six months ended June 30, 2015 compared to $7.5 million for the six months ended June 30, 2014. Salaries and employee benefits increased $2.6 million primarily due to employees retained as a result of the merger as well as normal salary increases. Occupancy and equipment increased $307,000 and $277,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Amortization of core deposit intangible increased $267,000 due to amortization of the core deposit intangible from the merger. Advertising increased $266,000 related to a cooperative marketing agreement at Exchange Underwriters and advertising initiatives to promote the merger. PA shares tax increased $164,000 due to an increase in stockholders' equity as a result of the merger. Bankcard processing expense increased $99,000 due to the increase in the number of accounts resulting from the merger. Contracted services increased $97,000 primarily due to increases in data processing expenses and fees associated with becoming a publicly traded company. FDIC assessment increased $61,000 due to the increase in deposits from the merger. Other noninterest expense increased $576,000 primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, supplies, postage, director fees, and business travel. Merger expenses decreased $665,000 due to merger-related expenses incurred in the prior period. Other real estate owned income increased $224,000 due to gains recognized on the sale of properties in the current period.

STATEMENT OF CONDITION REVIEW

Assets. Total assets decreased $9.5 million, or 1.1%, to $836.8 million at June 30, 2015 compared to $846.3 million at December 31, 2014.

Cash and due from banks increased $23.7 million to $35.4 million at June 30, 2015 compared to $11.8 million at December 31, 2014 primarily due to the receipt of $45.8 million from residential loan sales in the current quarter, which included proceeds of $38.2 million from the sale of residential loans acquired in the merger.

Investment securities classified as available-for-sale decreased $8.1 million, or 7.6%, to $97.4 million at June 30, 2015 compared to $105.4 million at December 31, 2014. This decrease was primarily the result of calls and maturities of U.S. government agencies and obligations of states and political subdivisions that were utilized to pay down borrowings and were partially reinvested in U.S. government agencies and obligations of states and political subdivisions.

Loans, net, decreased $23.0 million, or 3.4%, to $657.5 million at June 30, 2015 compared to $680.5 million at December 31, 2014 primarily due to $38.2 million of residential loan sales partially offset by increases of $13.1 million in consumer loans (mainly indirect auto loans) and $12.5 million in commercial real estate loans. The loan sales were primarily comprised of 30-year fixed rate mortgage loans that were acquired in the merger and were secured by properties outside the Bank's normal lending area within the five counties it conducts business. The Company is planning to utilize the proceeds from the loan sale to fund commercial loan originations and to payoff a $12.0 million borrowing in the third quarter.

Other assets decreased $1.4 million, or 15.4%, primarily due to the receipt of a $1.2 million federal income tax refund.

Liabilities. Total liabilities decreased $12.3 million, or 1.6%, to $752.1 million at June 30, 2015 compared to $764.4 million at December 31, 2014.

Total deposits decreased $2.0 million, or 0.3%, to $695.5 million at June 30, 2015 compared to $697.5 million at December 31, 2014. There were decreases of $10.5 million in demand deposits, $7.4 million in money market accounts and $3.0 million in NOW accounts, partially offset by increases of $10.7 million in broker deposits, $5.9 million in savings accounts, and  $2.3 million in time deposits. The decrease in deposit balances is partly attributable to a decline in school district deposits, which is a seasonal fluctuation. Broker deposits increased primarily due to the Bank participating in a reciprocal deposit network, which allows participating institutions to both send and receive identical amounts simultaneously and provides increased FDIC insurance coverage on customer deposit amounts greater than $250,000. The reciprocal deposit network does not share the same characteristics of traditional broker deposits because they are based on actual customer relationships. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $23.9 million, or 51.1%, to $22.8 million at June 30, 2015 compared to $46.7 million at December 31, 2014. Conversely, other borrowed funds increased $13.9 million, or 91.8%, to $29.0 million at June 30, 2015 compared to $15.1 million at December 31, 2014. Funds generated from loan sales and security maturities and calls were utilized to payoff all remaining FHLB short-term borrowings whereas another portion of short-term borrowings were replaced with long-term borrowings with laddered maturities designed to mitigate the Company's interest rate risk in the event of rising interest rates.

Stockholders' Equity. Stockholders' equity increased $2.8 million, or 3.4%, to $84.7 million at June 30, 2015 compared to $81.9 million at December 31, 2014. During the period, net income was $4.5 million and the Company paid $1.7 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

CB FINANCIAL SERVICES, INC.
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30,	December 31,
	2015	2014
Selected Financial Condition Data:
Assets	$ 836,767	$ 846,314
Cash and cash equivalents	35,430	11,751
Securities available-for-sale	97,391	105,449
Total loans	663,150	685,646
Allowance for loan losses	5,686	5,195
Goodwill and core deposit intangible	10,253	10,520
Deposits	695,455	697,494
Borrowings	51,841	61,820
Stockholders' equity	84,692	81,912

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Selected Operations Data:
Interest and dividend income	$ 7,939	$ 4,625	$ 16,114	$ 9,203
Interest expense	671	443	1,390	913
Net interest income	7,268	4,182	14,724	8,290
Provision for loan losses	375	--	675	--
Net interest income after provision for loan losses	6,893	4,182	14,049	8,290
Noninterest income	1,806	774	3,632	1,498
Noninterest expense - merger-related	--	665	--	665
Noninterest expense	5,535	3,382	11,282	6,839
Income before income taxes	3,164	909	6,399	2,284
Income taxes	924	170	1,864	466
Net income	$ 2,240	$ 739	$ 4,535	$ 1,818

Dividends per share	$ 0.21	$ 0.21	$ 0.42	$ 0.42
Earnings per share - basic	0.55	0.31	1.11	0.77
Earnings per share - diluted	0.55	0.31	1.11	0.77

Weighted average shares outstanding - basic	4,071,462	2,349,047	4,071,462	2,346,643
Weighted average shares outstanding - diluted	4,071,462	2,352,214	4,071,462	2,353,891

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Selected Financial Ratios(1):
Return on average assets	1.06%	0.54%	1.08%	0.67%
Return on average equity	10.63	6.67	10.91	8.35
Average interest-earning assets to average interest-bearing liabilities	132.90	138.83	132.91	138.02
Average equity to average assets	10.01	8.16	9.89	8.07
Net interest rate spread	3.67	3.27	3.72	3.26
Net interest margin	3.78	3.40	3.83	3.39
Net charge-offs to average loans	0.10	0.03	0.05	0.02

	(Unaudited)
	June 30,	December 31,
	2015	2014
Allowance for loan losses to total loans	0.86%	0.76%
Allowance for loan losses to nonperforming loans	76.68	73.92
Nonperforming loans to total loans	1.12	1.03
Nonperforming assets to total assets	0.92	0.86
Common equity tier 1 capital (to risk weighted assets) (2)	12.84	N/A
Tier 1 capital (to risk weighted assets) (2)	12.84	11.63
Total capital (to risk weighted assets) (2)	13.81	12.50
Tier 1 leverage (to adjusted total assets) (2)	9.06	9.33
Common equity tier 1 capital (to risk weighted assets) (3)	13.08	N/A
Tier 1 capital (to risk weighted assets) (3)	13.08	11.82
Total capital (to risk weighted assets) (3)	14.04	13.06
Tier 1 leverage (to adjusted total assets) (3)	9.21	9.48
Book value per share	20.80	20.12
Outstanding shares	4,071,462	4,071,462

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for Community Bank only.
(3) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: Barron P. McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Phone: (724) 225-2400
         Fax: (724) 225-4903